Exhibit (b) 10.27
Sallie Mae Supplemental Cash Account Retirement Plan
ARTICLE I
ESTABLISHMENT AND PURPOSE
     There is hereby established for the benefit of a select group of management or highly compensated employees of SLM Corporation an unfunded supplemental retirement plan known as the “Sallie Mae Supplemental Cash Account Retirement Plan.” The Plan amends and restates the Student Loan Marketing Association Supplemental Pension Plan, and, effective October 1, 1999, no further benefits shall be accrued under the terms of that plan. Notwithstanding the foregoing, Grandfathered Participants will continue to accrue benefits as provided herein.
     With respect to amounts accrued hereunder that are subject to Section 409A of the Code, as amended, and any regulations and other official guidance, applicable provisions of the Plan document shall be interpreted to permit the payment of benefits in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable.
ARTICLE II
DEFINITIONS
     The following words and phrases have the following meanings:
     “Actuarial Equivalent” means a benefit that is equivalent in value to another benefit as determined by the Committee on the basis of the actuarial assumptions specified in Appendix A of the Cash Account Plan.
     “Beneficiary” means the one or more individuals or entities designated under the Plan to receive payment of a benefit after the death of a Participant.
     “Cash Account Plan” means the Sallie Mae Cash Account Retirement Plan, as amended from time to time.
     “Cash Account Plan Pay” means the Participant’s “Compensation” under the Cash Account Plan.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” means the committee designated in Section 7.1 hereof to administer the Plan.
     “Corporation” means SLM Corporation and its subsidiaries, or any other person, firm or corporation which may succeed to the business of SLM Corporation by merger, consolidation or otherwise, except that from to August 1, 2000 to May 17, 2002, “Corporation” means USA Education, Inc., and from August 7, 1997 to August 1, 2002, “Corporation” means SLM Holding Corporation, and prior to August 7, 1997, “Corporation” means Student Loan Marketing Association.
     “Determination Date” means any date as of which a Participant’s Supplemental Cash Account Benefit is determined pursuant to Section 3.1 hereof, provided that the date is no earlier than October 1, 1999.

     “Grandfathered Participant” means an individual who was: (a) a Participant in the Prior Plan as of October 1, 1999 and a “Grandfathered Participant” under the Cash Account Plan and (b) whose “Compensation” for purposes of the benefit formula grandfathered under the Cash Account Plan is limited by Section 401(a)(17) of the Code.
     “Participant” means any participant in the Cash Account Plan who (a) has a Supplemental Cash Account under this Plan; (b) has “Compensation” in excess of the limit imposed by Code Section 401(a)(17); or (c) deferred compensation in the Corporation’s Deferred Compensation Plan for Key Employees.
     “Plan” means the Sallie Mae Supplemental Cash Account Retirement Plan, as set forth herein and as amended from time to time.
     “Prior Plan” means the Student Loan Marketing Association Supplemental Pension Plan as in effect on September 30, 1999.
     “Section 415 Excess Benefit” means the amount, if any, credited to a Participant’s Supplemental Cash Account pursuant to Section 3.1(e) of this Plan that is equal to the excess, if any, of:
(i)	the lump sum that is Actuarial Equivalent of the Participant’s accrued benefit under the Cash Account Plan determined without regard to the limitations imposed by Code section 415 or the provisions of the Cash Account Plan that implement Code section 415, over

(ii)	the lump sum that is the Actuarial Equivalent of the Participant’s accrued benefit under the Cash Account Plan determined after taking into account the limitations imposed by Code section 415 and the provisions of the Cash Account Plan that implement Code section 415, determined in each case as of the date as of which the Participant’s benefit under the Cash Account Plan is paid or commences.
     “Supplemental Cash Account” means the bookkeeping account established for each Participant in accordance with Article III hereof.
     “Supplemental Cash Account Benefit” means the benefit provided under the Plan in accordance with Article III hereof.
     “Supplemental Initial Account Balance” means the amount credited, if any, to a Participant’s Supplemental Cash Account as of October 1, 1999, under Section 3.1(f) of this Plan.
     “Supplemental Interest Credit” means an amount credited to a Participant’s Supplemental Cash Account pursuant to Section 3.1(d) hereof.
     “Supplemental Pay Credit” means the amount, if any, credited to a Participant’s Supplemental Cash Account pursuant to Section 3.1(c) hereof that is equal to the pay credit that the Participant would have received under the Cash Account Plan with respect to his Supplemental Plan Pay had his Supplemental Plan Pay been included in his pay for purposes of the Cash Account Plan.
     “Supplemental Plan Pay” means compensation that is paid to a Participant when the Participant is employed by an entity that has adopted the Cash Account Plan and is equal to the excess, if any, of
(i)	a Participant’s Cash Account Plan Pay, plus any amounts deferred under a nonqualified deferred compensation plan maintained by the Corporation (such amount to be included in the calendar year the deferred amount would have been paid absent the deferral) and determined without regard to any limitation imposed by Code section 401(a)(17) or the provisions of the Cash Account Plan that implement Code section 401(a)(17), over

(ii)	the Participant’s Cash Account Plan Pay.
     “Termination of Employment” or “Terminates Employment” means a Participant’s termination of employment with the Corporation or other separation from service as described in Code Section 409A and the regulations thereunder.
ARTICLE III
BENEFITS
     3.1 Supplemental Cash Account Benefit.
          (a) Supplemental Cash Account. There is established and maintained for each Participant under this Article III a bookkeeping account known as the Participant’s Supplemental Cash Account.
          (b) Supplemental Cash Account Benefit. A Participant’s Supplemental Cash Account Benefit as of a Determination Date is based on the balance in his Supplemental Cash Account as of that Determination Date. The balance in his Supplemental Cash Account shall be the sum of:
(i)	his Supplemental Initial Account Balance, as determined in accordance with Subsection (f) below;

(ii)	his Supplemental Pay Credits for all calendar years and or portions thereof after September 30, 1999, during which he was a Participant in the Plan up to and including the Determination Date;

(iii)	Supplemental Interest Credits credited up to and including the Determination Date, and

(iv)	his Section 415 Excess Benefit, if any, as of the Determination Date, less the amount paid from the Cash Account Plan.
          (c) Supplemental Pay Credit. For each calendar quarter during which a Participant participates in the Plan after September 30, 1999 and during which he receives Supplemental Plan Pay, the Participant’s Supplemental Cash Account shall be credited with a Supplemental Pay Credit at the same time as “Pay Credits” are credited under Section 4.2(d) of the Cash Account Plan.
          (d) Supplemental Interest Credit. The balance in a Participant’s Supplemental Cash Account shall be credited with a Supplemental Interest Credit, at the same time and calculated at the rate as “Interest Credits” determined under Section 4.2(e) of the Cash Account Plan. The balance in a Participant’s Supplemental Cash Account shall continue to be credited with Supplemental Interest Credits in accordance with this subsection (d) until the Supplemental Cash Account Benefit is paid under this Plan.
          (e) Section 415 Excess Benefit. A Participant’s Supplemental Cash Account shall be credited with a Section 415 Excess Benefit, if any, as of the date as of which the Participant’s benefit under the Cash Account Plan is paid or commences.
          (f) Supplemental Initial Account Balance.
(i)	The Supplemental Cash Account of a Participant who was employed by the Corporation and a participant in the Prior Plan on September 30, 1999, and who became a Participant on October 1, 1999, shall be credited, as of October 1, 1999, with an opening account balance in an amount equal to the actuarial present value of the Participant’s accrued benefit as of September 30, 1999, under the Prior Plan determined in accordance with Section 4.1 thereof, except that (A) for purposes of determining the accrued benefit of a Participant employed by the Corporation before 1999, the Participant’s bonus compensation for calendar years 1997 and 1998 shall not be limited as otherwise required under section 2.10 of the Prior Plan; and (B) for purposes of determining the accrued benefit of a Participant hired in 1999, the Participant’s bonus compensation for 1999 shall not be limited as otherwise required by section 2.10 of the Prior Plan and the Participant’s salary compensation shall be the Participant’s base salary rate for calendar year 1999 and not the definition of salary compensation under section 2.8 of the Prior Plan. The actuarial present value shall be determined as of September 30, 1999, in accordance with Section A1.2 of the Cash Account Plan.
(ii)	The Supplemental Cash Account of a Participant who was not employed by the Corporation on September 30, 1999, but who had an accrued benefit under the Prior Plan and who became a Participant after October 1, 1999, shall be credited, as of the date on which the Participant becomes a Participant, with an opening account balance in an amount equal to the actuarial present value of Participant’s accrued benefit as of September 30, 1999, under the Prior Plan determined in accordance with Section 4.1 thereof. The actuarial present value shall be determined as of the date on which the Participant becomes a Participant in accordance with Section A1.2 of the Cash Account Plan.

(iii)	Amounts credited to a Participant’s Supplemental Cash Account in accordance with this subsection (f) shall be credited with Supplemental Interest Credits in accordance with subsection (d), above.
          (g) Grandfathered Participants. A Grandfathered Participant’s benefit shall be the greater of (1) and (2), less the amount paid from the Cash Account Plan, where (1) is the total of his benefit under Article Four of the Cash Account Plan plus his Supplemental Cash Account Benefit, and (2) is the actuarial equivalent, as determined in accordance with Section 4.1(c) of the Cash Account Plan, of the total of his “Accrued Normal Retirement Benefit” under Appendix B of the Cash Account Plan plus his benefit under the Prior Plan, if any, all as determined at the Participant’s “Benefit Commencement Date” under the Cash Account Plan. If the benefit is determined under (2), above, the Participant’s benefit under this Plan shall be paid in accordance with the Prior Plan and not in accordance with Section 3.3 of this Plan. Notwithstanding the foregoing, for the period beginning after December 31, 1988 and ending December 31, 2008, the benefit for a Grandfathered Participant who was a Participant in the Plan in effect on December 31, 1988 and is also a Participant in the Plan in effect on December 31, 2008 shall be the greater of (A) his accrued benefit determined under the Plan in effect on December 31, 1988 for service through December 31, 2008, (B) his benefit determined under (1) above, or (C) his benefit determined under (2) above. For periods after December 31, 2008, all benefit accruals under the Plan in effect on December 31, 1988 shall cease.
          (h) Reemployment after Payment of Benefits. If a Participant Terminates Employment with the Corporation and receives a benefit payment from the Plan, his subsequent Supplemental Cash Account Balance will be reduced by the current value of his prior distribution at the time of his retirement. The amount of such reduction shall be determined by taking the initial distribution (assuming such distribution was in the form of a lump sum) and bringing it forward to it’s present value as of the Participant’s subsequent commencement date , with interest compounded quarterly using the rate of interest on 30-year U.S Treasury securities for two months prior to each quarter.
          (i) Additional Benefits. The Plan may pay specified Participants certain additional benefits, subject to certain pre-existing employment contracts.
          (j) Cessation of Participation under the Cash Account Plan. To the extent a Participant ceases to accrue benefits under Section 4.2(g) of the Cash Account Plan, such Participant shall concurrently cease to accrue benefits under the Plan.
     3.2 Vesting. A Participant shall vest in his Supplemental Cash Account Benefit at the same time he vests in his benefit under the Cash Account Plan.
     3.3 Payment of Benefits.
          (a) Time and Forms of Payment. A Participant may elect to receive his vested Supplemental Cash Account Benefit under any of the optional forms set forth Section 4.4(b) of the Cash Account Plan, provided that the Participant meets any eligibility requirements specified in that Section for the option selected. Benefit payment shall be made or commence at the time specified by the Participant on the election form that is in effect and acceptable to the Corporation, in accordance with Section 3.3(b), below, on the date of the Participant’s Termination of Employment with the Corporation, provided that in no event will payment be made or commence any earlier than the first day of the seventh month following the date as of which the Participant Terminates Employment with the Corporation. If a Participant fails to make an election, or if no election is in effect at the time of his Termination of Employment with the Corporation, Participant’s vested Supplemental Cash Account benefits will be paid in the form of a lump sum as soon as practicable after the Participant’s Termination of Employment with the Corporation, but in no event earlier than the first day of the seventh month following Termination of Employment.
          (b) Timing of Elections. A Participant shall make an initial election as to the form and timing of payment at the time and in the manner specified by the Corporation. Effective on and after January 1, 2005, in the first year in which a Participant becomes a Participant in the Plan, the Participant may make an initial election with respect to the form and timing of payment of his benefit under the Plan, provided the election is made within 30 days after the date the Participant becomes a Participant in the Plan. In the case of all other Participants, including any new Participant who fails to make an election within the 30-day period described above, initial payment elections must be made no later than December 31 (or such other earlier date designated by the Corporation) of the year preceding the year payment is to be made. A Participant may change his initial election, provided that his new election (i) delays payment for at least 5 years beyond the original payment date; (ii) is made at least 12 months before the original payment date; and (iii) will not be effective until 12 months after the Participant makes the new election. An election that is in effect (as provided herein) on the date that the Participant Terminates Employment with the Corporation shall be irrevocable unless the “Small Benefit Cash-Out” provision of Section 3.3(c) applies. Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, (I) a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2006, provided that the change in election

(1) is for amounts not otherwise payable in 2006, and (2) does not cause an amount to be paid from a Participant’s Supplemental Cash Account in 2006; (II) a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that if any such election is made during the calendar year ending on December 31, 2007, the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Supplemental Cash Account in 2007; and (III) a Participant may make an election to change the time and manner of payment of amounts subject to 409A on or before December 31, 2008, provided that if any such election is made during the calendar year ending on December 31, 2008, the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Supplemental Cash Account in 2008.
          (c) Small Benefit Cash-Out. Notwithstanding any other provision of the Plan, if the balance in a Participant’s Supplemental Cash Account as of the date of his Termination of Employment with the Corporation does not exceed $10,000, such balance shall be paid in a lump sum to the Participant as soon as practicable after the date on which the Participant’s Terminates Employment with the Corporation, but in all events such balance will be paid after six (6) months following Termination of Employment but before the later of (i) December 31 of the calendar year in which the Participant Terminates Employment with the Corporation or (ii) the first day of the seventh month following the date the Participant Terminates Employment with the Corporation.
          (d) Distribution of a Participant’s Account balance shall become immediately due and payable upon the occurrence of a Change in Control only if the Change in Control satisfies the requirements of Code Section 409A(a)(2)(A)(v) (and the guidance issued thereunder). For purposes of this Section 3.3, a Change in Control means a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with the requirements of Code Section 409A and the regulations issued thereunder.
ARTICLE IV
DEATH BENEFIT
     4.1 General. Upon a Participant’s death, the Beneficiary designated by a Participant under this Plan shall receive a benefit equal to the balance, if any, in the Participant’s Supplemental Cash Account, distributed as soon as practicable after the Participant’s date of death. A Participant’s Beneficiary shall receive his benefit in the same form and manner as the Participant, in accordance with the Participant’s election in effect at the time of the Participant’s death. If no Beneficiary designation is in effect at the time the Participant dies, the Participant’s Beneficiary shall be determined in accordance with the default designation rules provided in Section 5.3(c) of the Cash Account Plan.
ARTICLE V
DISABILITY
     5.1 No Continued Accrual of Benefits After Disability. The Supplemental Cash Account of a Participant who, while employed by the Corporation, becomes eligible to receive benefits under a long-term disability plan of the Corporation shall not be credited with

Supplemental Pay Credits during the period the Participant is eligible to receive such long-term disability benefits. A Participant who is eligible to receive benefits under a long-term disability plan of the Corporation shall be considered to have Terminated Employment for the purposes of Section 3.3 as of the date the Participant is first eligible for such benefits.
     5.2 Eligibility for Payment of Benefits. A Participant described in Section 5.1, above, shall be eligible to receive benefits from the Plan at the same time and in the same manner as set forth in Section 3.3, above.
ARTICLE VI
NATURE OF INTEREST OF PARTICIPANT
     Participation in this Plan shall not create, in favor of any Participant or Beneficiary, any interest in or lien against any of the assets of any of the Corporation. A Participant’s or Beneficiary’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant or any other person, and the promise of the Corporation to pay benefits hereunder shall at all times remain unfunded as to the Participant or Beneficiary, whose rights hereunder shall be limited to those of a general and unsecured creditor of the Corporation. Notwithstanding the foregoing, the Corporation may, in its discretion, establish a rabbi trust to fund the benefits payable under the terms of the Plan.
ARTICLE VII
ADMINISTRATION
     7.1 Committee. The Plan shall be administered by the Retirement Plan Committee that also administers the Cash Account Plan. The Committee may allocate its responsibilities for the administration of the Plan among its members or among any subcommittee(s) it may appoint and may designate persons other than its members to carry out its responsibilities under the Plan.
     7.2 Action by Majority. A majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting of the Committee; or without a meeting by an instrument in writing signed by all the members of the Committee at such time in office.
     7.3 Powers of the Committee. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have the following specific discretionary powers and duties:
(a)	To make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies, or omissions;

(c)	To compute the amount of benefits that shall be payable to any Participant, former Participant, or Beneficiary in accordance with the provisions of the Plan, and in the event that the Committee determines that excessive benefits have been paid to any person, the Committee may suspend payment of future benefits to such person or his beneficiary or reduce the amount of such future benefits until the excessive benefits and any interest thereon determined by the Committee have been recovered;
(d)	To appoint other persons to carry out such ministerial responsibilities under the Plan as it may determine; and

(e)	To employ one or more persons to render advice with respect to any of its responsibilities under the Plan.
     7.4 Finality. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.
     7.5 Benefit Claims Procedure. A claim for a benefit under the Plan by any person shall be filed in the manner and governed by the procedures established for the Cash Account Plan.
     7.6 Liability. Except as otherwise provided by law, no person who is a member of the Committee or who is an employee, officer and/or director of the Corporation, will incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person has acted in bad faith, or has willfully neglected his duties, in respect of the Plan.
ARTICLE VIII
AMENDMENTS
     The Corporation may modify, amend, suspend, or terminate the Plan at any time; provided that no such modification, amendment, suspension, or termination shall reduce a Participant’s accrued benefits under the Plan prior to the date of such modification, amendment, suspension, or termination except to the extent that the affected Participants (or, with respect to deceased Participants, the affected Beneficiaries of the Participants) consent in writing to the modification, amendment, suspension or termination. Notwithstanding the foregoing, in no event shall any amendment, modification or termination be made in a manner that is inconsistent with the requirements under Code Section 409A.
ARTICLE IX
MISCELLANEOUS
     9.1 Required Information. Any person eligible to receive benefits hereunder shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Committee. If any person claiming benefits under the Plan makes a false statement that is material to such person’s claim for benefits, the Committee may offset against future payments any amount paid to such person to which such person was not entitled under the, provisions of the Plan.
     9.2 No Right to Employment. Nothing herein contained shall be deemed to give any employee the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan.

     9.3 Withholding Taxes. Subject to the requirements of Code Section 409A and any guidance issued thereunder, the Corporation may make appropriate arrangements to deduct from all amounts paid under the Plan any taxes that the Corporation reasonably believes to be required to be withheld by any government or government agency. The Participant and/or his Beneficiary shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.
     9.4 Heading. Any headings used in this instrument are for convenience of reference only and are to be ignored in the construction of any provision hereof.
     9.5 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
     9.6 Governing Law. The Plan shall he construed, administered, and regulated in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws are preempted by federal law.
     9.7 Effective Date. The Plan was most recently amended and restated as of October 1, 1999. The Plan, as hereby amended and restated, shall be effective as of January 1, 2009. It shall not apply to any employee who Terminated Employment with the Corporation before that date.